Exhibit 10.4

SPLIT DOLLAR LIFE INSURANCE AGREEMENT

THIS SPLIT DOLLAR AGREEMENT (this “Agreement”) is entered into this 19th day of February, 2019, by and between Eureka Homestead (the “Employer”), and Cecil A. Haskins Jr. (the “Executive”), and formalizes the agreements and understanding between the Employer and the Executive.

WITNESSETH:

WHEREAS, the Executive is employed by the Employer;

WHEREAS, the Employer recognizes the valuable services the Executive has performed for the Employer and wishes to encourage the Executive’s continued employment and to provide the Executive with additional incentive to achieve corporate objectives;

WHEREAS, the Employer wishes to provide the terms and conditions upon which the Employer shall share the death proceeds of certain life insurance policies with the Executive’s designated beneficiary;

NOW THEREFORE, in consideration of the premises and of the mutual promises herein contained, the Employer and the Executive agree as follows:

ARTICLE 1

DEFINITIONS

Whenever used in this Agreement, the following terms shall have the meanings specified:

1.1           “Administrator” means the Board or its designee.

1.2           “Beneficiary” means each person designated by the Executive and entitled to benefits upon the death of the Executive.

1.3           “Beneficiary Designation Form” means the form established from time to time by the Administrator that the Executive completes, signs and returns to the Administrator to designate one or more Beneficiaries.

1.4           “Board” means the Board of Directors of the Employer.

1.5           “Change in Control” means a change in the ownership or effective control of the Employer, or in the ownership of a substantial portion of the assets of the Employer, as such change is defined in Code Section 409A and regulations thereunder. Notwithstanding the foregoing, the conversion of the Employer from the mutual-to-stock form and the issuance of shares of common stock by any holding company of the Employer shall not constitute a Change in Control for purposes of this Agreement.

1.6           “Code” means the Internal Revenue Code of 1986, as amended.

1.7           “Insurer” means the insurance company issuing the Policy.

1.8           “Net Death Proceeds” means the total death proceeds of the Policy minus the greater of (i) the Policy’s cash surrender value or (ii) the aggregate premiums paid on the Policy by the Employer.

1.9           “Policy” means the individual insurance policy or policies purchased by the Employer and listed on Exhibit A of this Agreement.

1.10         “Separation from Service” means a complete cessation of the Executive’s services with or for the Employer, whether as an employee, independent contractor or director, to the Employer for reasons other than death.

ARTICLE 2

POLICY OWNERSHIP/INTERESTS

2.1           Employer’s Interest. The Employer shall own the Policy and shall have the right to exercise all incidents of ownership. However, following a Change in Control, the Employer may only terminate a Policy with the consent of the Executive. The Employer shall be the beneficiary of the remaining death proceeds of the Policy after the Executive’s interest is determined according to Section 2.2.

2.2           Executive’s Interest. The Executive, or the Executive’s assignee, shall have the right to designate the Beneficiary of an amount of death proceeds as specified in this Section 2.2. The Executive shall also have the right to elect and change settlement options with respect to the Executive’s interest by providing written notice to the Employer and the Insurer.

2.2.1           Death Prior to Separation from Service or at Any Time after a Change in Control. Subject to Section 8.6, if the Executive dies prior to Separation from Service or at any time following a Change in Control, the Beneficiary shall be entitled to the lesser of (i) Seven Hundred Thousand Dollars ($700,000) or (ii) the Net Death Proceeds. The Beneficiary will receive the death proceeds as soon as practical following the death of the Executive.

2.2.2           Death After Separation from Service. If the Executive dies after Separation from Service, the Beneficiary shall not be entitled to any benefit; provided, however, that if the Separation from Service occurs in connection with or following a Change in Control, the Executive’s interest will be governed by Section 2.2.1.

ARTICLE 3

PREMIUMS AND IMPUTED INCOME

3.1           Premium Payment. The Employer shall pay all premiums due on the Policy from its general assets.

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3.2           Economic Benefit. The Employer shall determine the economic benefit attributable to the Executive based on the life insurance premium factor for the Executive's age multiplied by the aggregate death benefit payable to the Beneficiary. The "life insurance premium factor" is the minimum factor applicable under guidance published pursuant to Treasury Reg. § 1.61-22(d)(3)(ii) or any subsequent authority.

3.3           Imputed Income. The Employer shall impute the economic benefit to the Executive on an annual basis, by adding the economic benefit to the Executive’s Form W-2 or other appropriate reporting form.

ARTICLE 4

SUICIDE OR MISSTATEMENT

No benefits shall be payable if the Executive commits suicide within two years after the date of this Agreement, or if the Insurer denies coverage (i) for material misstatements of fact made by the Executive on any application for the Policy, or (ii) for any other reason; provided, however that the Employer shall evaluate the reason for the denial, and upon advice of legal counsel and in its sole discretion, consider judicially challenging any denial.

ARTICLE 5

BENEFICIARIES

5.1           Designation of Beneficiaries. The Executive may designate any person to receive any benefits payable under the Agreement upon the Executive’s death, and the designation may be changed from time to time by the Executive by filing a new Beneficiary Designation Form. Each designation will revoke all prior designations by the Executive, shall be in the form prescribed by the Administrator and shall be effective only when filed in writing with the Administrator during the Executive’s lifetime. If the Executive names someone other than the Executive’s spouse as a Beneficiary, the Administrator may, in its sole discretion, determine that spousal consent is required to be provided in a form designated by the Administrator, executed by the Executive’s spouse and returned to the Administrator. The Executive’s beneficiary designation shall be deemed automatically revoked if the Beneficiary predeceases the Executive or if the Executive names a spouse as Beneficiary and the marriage is subsequently dissolved.

5.2           Absence of Beneficiary Designation. In the absence of a valid beneficiary designation, or if, at the time any benefit payment is due to a Beneficiary, there is no living Beneficiary validly named by the Executive, the Employer shall pay the benefit payment to the Executive’s spouse. If the spouse is not living then the Employer shall pay the benefit payment to the Executive’s living descendants per stirpes, and if there are no living descendants, to the Executive’s estate. In determining the existence or identity of anyone entitled to a benefit payment, the Employer may rely conclusively upon information supplied by the Executive’s personal representative, executor, or administrator.

5.3           Facility of Payment. If a distribution is to be made to a minor, or to a person who is otherwise incompetent, then the Administrator may make the distribution: (i) to the legal guardian of the individual, or if none, to a parent of a minor payee with whom the payee maintains his or her residence; or (ii) to the conservator or administrator or, if none, to the person having custody of an incompetent payee. Any such distribution shall fully discharge the Employer and the Administrator from further liability on account thereof.

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ARTICLE 6

ASSIGNMENT

The Executive may irrevocably assign without consideration all of the Executive’s interest in this Agreement to any person, entity, or trust. In the event the Executive shall transfer all of the Executive’s interest, then all of the Executive's interest in this Agreement shall be vested in the Executive’s transferee, who shall be substituted as a party hereunder, and the Executive shall have no further interest in this Agreement.

ARTICLE 7

INSURER

The Insurer shall be bound only by the terms of its given Policy. The Insurer shall not be bound by or deemed to have notice of the provisions of this Agreement. The Insurer shall have the right to rely on the Employer’s representations with regard to any definitions, interpretations or Policy interests as specified in this Agreement.

ARTICLE 8

ADMINISTRATION

8.1           Administrator Duties. The Administrator shall be responsible for the management, operation, and administration of the Agreement. When making a determination or calculation, the Administrator shall be entitled to rely on information furnished by the Employer, the Executive or a Beneficiary. No provision of this Agreement shall be construed as imposing on the Administrator any fiduciary duty under ERISA or other law, or any duty similar to any fiduciary duty under ERISA or other law.

8.2           Administrator Authority. The Administrator shall enforce this Agreement in accordance with its terms, shall be charged with the general administration of this Agreement, and shall have all powers necessary to accomplish its purposes.

8.3           Binding Effect of Decision. Any decision or action of the Administrator with respect to any question arising out of or in connection with the administration, interpretation or application of this Agreement and any rules and regulations promulgated hereunder shall be final, conclusive and binding upon all persons having or claiming any interest in this Agreement.

8.4           Compensation, Expenses and Indemnity. The Administrator shall serve without compensation for services rendered hereunder. The Administrator is authorized, at the expense of the Employer, to employ legal counsel and a recordkeeper as it may deem advisable to assist in the performance of its duties hereunder. Expenses and fees in connection with the administration of this Agreement shall be paid by the Employer.

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8.5           Employer Information. The Employer shall supply full and timely information to the Administrator on all matters relating to the Executive’s death, Separation from Service, and any other information the Administrator reasonably requires.

8.6           Termination of Participation. Subject to the terms of this Agreement, including Sections 2.1 and 2.2.1 and the Executive’s interest under this Agreement shall terminate upon the occurrence of any one of the following: (a) the Executive’s Separation from Service, (b) total cessation of the Employer’s business, (c) bankruptcy, receivership or dissolution of the Employer, (d) receipt by the Employer of written notification of a request to terminate participation in the Plan from the Participant, (e) surrender, lapse, or other termination of the Policy on the life of the Participant by the Employer, or (f) distribution of the death proceeds in accordance with Article 2 of this Agreement. Notwithstanding the foregoing, this Agreement shall not terminate for any reason following a Change in Control, except by mutual agreement of the Executive and the Employer.

ARTICLE 9

CLAIMS AND REVIEW PROCEDURE

9.1           Claims Procedure. A Claimant who has not received benefits under this Agreement that he or she believes should be distributed shall make a claim for such benefits as follows.

(a)          Initiation – Written Claim. The Claimant initiates a claim by submitting to the Administrator a written claim for the benefits. If such a claim relates to the contents of a notice received by the Claimant, the claim must be made within sixty (60) days after such notice was received by the Claimant. All other claims must be made within one hundred eighty (180) days of the date on which the event that caused the claim to arise occurred. The claim must state with particularity the determination desired by the Claimant.

(b)          Timing of Administrator Response. The Administrator shall respond to such Claimant within ninety (90) days after receiving the claim. If the Administrator determines that special circumstances require additional time for processing the claim, the Administrator can extend the response period by an additional ninety (90) days by notifying the Claimant in writing, prior to the end of the initial ninety (90) day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Administrator expects to render its decision.

(c)          Notice of Decision. If the Administrator denies part or all of the claim, the Administrator shall notify the Claimant in writing of such denial. The Administrator shall write the notification in a manner calculated to be understood by the Claimant. The notification shall set forth: (i) the specific reasons for the denial; (ii) a reference to the specific provisions of this Agreement on which the denial is based; (iii) a description of any additional information or material necessary for the Claimant to perfect the claim and an explanation of why it is needed; (iv) an explanation of this Agreement’s review procedures and the time limits applicable to such procedures; and (v) a statement of the Claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

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9.2           Review Procedure. If the Administrator denies part or all of the claim, the Claimant shall have the opportunity for a full and fair review by the Administrator of the denial as follows.

(a)          Initiation – Written Request. To initiate the review, the Claimant, within sixty (60) days after receiving the Administrator’s notice of denial, must file with the Administrator a written request for review.

(b)          Additional Submissions – Information Access. The Claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Administrator shall also provide the Claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the Claimant’s claim for benefits.

(c)          Considerations on Review. In considering the review, the Administrator shall take into account all materials and information the Claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

(d)          Timing of Administrator Response. The Administrator shall respond in writing to such Claimant within sixty (60) days after receiving the request for review. If the Administrator determines that special circumstances require additional time for processing the claim, the Administrator can extend the response period by an additional sixty (60) days by notifying the Claimant in writing, prior to the end of the initial sixty (60) day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Administrator expects to render its decision.

(e)          Notice of Decision. The Administrator shall notify the Claimant in writing of its decision on review. The Administrator shall write the notification in a manner calculated to be understood by the Claimant. The notification shall set forth: (i) the specific reasons for the denial; (ii) a reference to the specific provisions of this Agreement on which the denial is based; (iii) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the Claimant’s claim for benefits; and (iv) a statement of the Claimant’s right to bring a civil action under ERISA Section 502(a).

ARTICLE 10

AMENDMENTS AND TERMINATION

This Agreement may be amended only by a written agreement signed by both the Employer and the Executive. In the event the Employer decides to maintain the Policy after termination of this Agreement, the Employer shall be the direct beneficiary of the entire death proceeds of the Policy.

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ARTICLE 11

MISCELLANEOUS

11.1         No Effect on Employment Rights. This Agreement constitutes the entire agreement between the Employer and the Executive as to the subject matter hereof. No rights are granted to the Executive by virtue of this Agreement other than those specifically set forth herein. Nothing contained herein will confer upon the Executive the right to be retained in the service of the Employer nor limit the right of the Employer to discharge or otherwise deal with the Executive without regard to the existence hereof.

11.2         State Law. To the extent not governed by ERISA, the provisions of this Agreement shall be construed and interpreted according to the internal law of the State of Louisiana without regard to its conflicts of laws principles.

11.3         Validity. In case any provision of this Agreement shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Agreement shall be construed and enforced as if such illegal or invalid provision had never been inserted herein

11.4         Notice. Any notice, consent or demand required or permitted to be given to the Employer or Administrator under this Agreement shall be sufficient if in writing and hand-delivered or sent by registered or certified mail to the Employer’s principal business office. Any notice or filing required or permitted to be given to the Executive or Beneficiary under this Agreement shall be sufficient if in writing and hand-delivered or sent by mail to the last known address of the Executive or Beneficiary, as appropriate. Any notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark or on the receipt for registration or certification.

11.5         Headings and Interpretation. Headings and sub-headings in this Agreement are inserted for reference and convenience only and shall not be deemed part of this Agreement. Wherever the fulfillment of the intent and purpose of this Agreement requires and the context will permit, the use of the masculine gender includes the feminine and use of the singular includes the plural.

11.6         Coordination with Other Benefits. The benefits provided for the Executive or the Beneficiary under this Agreement are in addition to any other benefits available to the Executive under any other plan or program for employees of the Employer. This Agreement shall supplement and shall not supersede, modify, or amend any other such plan or program except as may otherwise be expressly provided herein.

11.7         Inurement. This Agreement shall be binding upon and shall inure to the benefit of the Employer, its successor and assigns, and the Executive, the Executive’s assigns, successors, heirs, executors, administrators, and Beneficiary.

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11.8         Successors. The provisions of this Agreement shall bind and inure to the benefit of the Employer and its successors and assigns, and the Participant and his heirs, successors and personal representatives. The Employer shall not merge or consolidate into or with another company, or reorganize, or sell substantially all of its assets to another company, firm or person unless the succeeding or continuing company, firm or person agrees to assume and discharge the obligations of the Employer. Any successor shall become the Employer for purposes of this Agreement.

11.9         Entire Agreement. This Agreement, along with the Beneficiary Designation Form, constitutes the entire agreement between the Employer and the Executive as to the subject matter hereof. No rights are granted to the Executive under this Agreement other than those specifically set forth herein.

IN WITNESS WHEREOF, the Executive and a duly authorized representative of the Employer have signed this Agreement.

EXECUTIVE	EMPLOYER

/s/ Cecil A. Haskins, Jr.	By:	/s/ Patrick M. Gibbs
	Title:	Secretary

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